                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             INTERCARGO CORPORATION
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(j)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 17, 1996


TO THE STOCKHOLDERS OF INTERCARGO CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Intercargo Corporation will be held at its corporate offices, 1450 East American Lane, Conference Room B, Schaumburg, Illinois, 60173, on Friday, May 17, 1996 at 10:00 a.m. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:

1.   To elect three Class 3 directors;

2.   To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 29, 1996 will be entitled to vote, either in person or by proxy. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

The annual report of the Company for the year 1995 is being mailed to all stockholders of record.

BY ORDER OF THE BOARD OF DIRECTORS.




Lawrence P. Goecking
Secretary


April 19, 1996
Intercargo Corporation
1450 East American Lane, 20th Floor
Schaumburg, IL 60173

                                PROXY STATEMENT
                             INTERCARGO CORPORATION
                      1450 EAST AMERICAN LANE, 20TH FLOOR
                           SCHAUMBURG, ILLINOIS 60173
                                 (847) 517-2990

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 17, 1996

     This proxy statement is being furnished to the stockholders of Intercargo Corporation, a Delaware corporation (the "Company"), 1450 East American Lane, 20th Floor, Schaumburg, Illinois, 60173, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on May 17, 1996 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the stockholders is April 19, 1996.

     The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or in person upon oral or written request at the annual meeting. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

     If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the persons named therein as proxies FOR the election as directors of the nominees named herein (or substitutes therefor if any nominees are not available to serve), and in their discretion upon such matters not presently known or determined which may properly come before the meeting.

     The Company has one class of $1.00 par value per share common stock ("Common Stock"). Stockholders of record as of the close of business on March 29, 1996 are entitled to notice of and to vote at the meeting. As of March 29, 1996, there were 7,640,981 shares of Common Stock issued and outstanding, each share being entitled to one vote. There are no cumulative voting rights with respect to the election of directors.

     Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the meeting. Assuming a quorum is present, the affirmative vote by the holders of a plurality of the shares represented and entitled to vote will be required to act on the election of directors. The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote is required for approval on all other matters to come before the meeting. A broker non-vote is not counted in determining voting results. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will be treated as present and entitled to vote and will thus have the same legal effect as a vote "AGAINST" the matter.

                        PRINCIPAL HOLDERS OF SECURITIES

     The following table shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company;
(ii) each director and nominee of the Company; (iii) each Named Executive (as such term is defined in "Executive Compensation"); and (iv) all executive officers and directors as a group: (a) the total number of shares of Common Stock beneficially owned as of April 10, 1996; and (b) the percent of the class so owned as of the same date:



                                                         NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                              BENEFICIALLY OWNED(1)     PERCENTAGE OF CLASS(1)
- ------------------------                              ----------------------    -----------------------
Orion Capital Corporation(2) ........                       1,584,309                   20.73%
  9 Farm Springs Drive
  Farmington, Connecticut 06032
Fenimore Asset Management, Inc.(3) ..                         777,650                   10.18%
  118 North Grand Street
  P.O. Box 310
  Cobleskill, New York 12043
Quest Advisory Corp.(4) .............                         407,200                    5.33%
  1414 Avenue of the Americas
  New York, New York 10019
Arthur J. Fritz, Jr.(5)(6) ..........                         253,332                    3.30%
James R. Zuhlke(5)(7) ...............                         338,849                    4.43%
Kenneth A. Bodenstein(5)(8) .........                          20,000                        *
Arthur L. Litman(5) .................                          42,666                        *
Albert J. Gallegos(5)(9) ............                           2,900                        *
William G. Star(5)(10) ..............                          67,000                        *
Robert S. Kielbas(5)(11) ............                          52,732                        *
Robert B. Sanborn(5)(12) ............                       1,584,309                   20.73%
Michael L. Sklar(5) .................                           1,500                        *
Brian D. Freund(5)(13) ..............                         262,149                    3.43%
Lawrence P. Goecking(5) .............                             -0-                       0%
Gary C. Bhojwani(5)(14) .............                          32,400                        *
All Directors and Executive Officers
 as a group(15) (12 persons) .........                      2,657,837                   34.50%


  *  Less than 1% of Common Stock outstanding.

(1) Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise stated herein, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of March 29, 1996, the total number of the Company's outstanding shares was 7,640,981.

(2) As reported in Orion Capital Corporation's Form 4 dated April 1, 1996. These shares are held by Security Insurance Company of Hartford, a Connecticut corporation, wholly-owned by Orion Capital Corporation. These shares may be deemed to be beneficially owned by Robert B.

     Sanborn, a director of the Company, who as Senior Executive Consultant and a director of Orion Capital Corporation, may be deemed to have shared power to vote and dispose of these shares.

(3) As reported in Fenimore Asset Management Inc.'s Schedule 13G dated January 31, 1996.

(4)  As reported in Quest Advisory Corp's Schedule 13G dated February 14,
     1995. Charles M. Royce may be deemed to be a controlling person of Quest Advisory Corp. and as such may be deemed to beneficially own the shares of the Company beneficially owned by Quest. Mr. Royce does not own any shares outside of Quest and disclaims beneficial ownership of the Company's shares held by Quest.

(5) Messrs. Zuhlke, Star, Kielbas, Gallegos, Litman, Bodenstein, Fritz, Sklar, Sanborn, Goecking and Bhojwani are directors and/or executive officers of the Company. Mr. Freund was considered an executive officer until August 1995. See "Election of Directors" and "Executive Officers."

(6) Includes 12,000 shares held by a family limited partnership in which Mr. Fritz is one of the general partners.

(7)  Includes options to purchase 27,500 shares exercisable within sixty days.

(8) Includes 6,000 shares held by a charitable foundation as to which Mr. Bodenstein exercises voting power.

(9)  Held in the name of Mr. Gallegos' wife.

(10) These shares are held by Belgate Investments Limited, an Ontario corporation wholly-owned by Mr. Star.

(11) Includes 74 shares of Common Stock held in Mr. Kielbas' wife's name and options to purchase 4,125 shares of Common Stock exercisable within sixty days.

(12) These shares are held by Security Insurance Company of Hartford, Connecticut, a wholly-owned subsidiary of Orion Capital Corporation. See footnote (2) above.

(13) Includes options to purchase 2,500 shares of Common Stock exercisable within sixty days.

(14) Includes 30,000 stock appreciation rights exercisable within sixty days.

(15) See footnotes (1) - (14) above.

                             ELECTION OF DIRECTORS

     The following table lists all nominees and continuing directors of the Company. Three Class 3 directors are to be elected to hold office for a term of three years or until their successors are elected and qualified. The nominees are Robert B. Sanborn, Arthur J. Fritz, Jr. and Arthur J. Litman. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the other nominees named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. The nominees have consented to be named as nominees and to serve as directors if elected.


                                     POSITION WITH COMPANY, BUSINESS EXPERIENCE
NAME                            AGE  AND OTHER DIRECTORSHIPS
- ----                            ---  ------------------------------------------
NOMINEES FOR ELECTION

CLASS 3 (Term expires in 1996)

Robert B. Sanborn               67   Mr. Sanborn was elected by the Board of
                                     Directors in February 1994 to fill a
                                     vacancy.  From 1987 through 1994, Mr.
                                     Sanborn served as the President and Chief
                                     Operating Officer of Orion Capital
                                     Corporation, a property and casualty
                                     insurance company.  Mr. Sanborn is
                                     currently Senior Executive Consultant to
                                     Orion Capital Corporation.  Prior to
                                     joining Orion, he was President of
                                     American International Group's ("AIG") New
                                     Hampshire Insurance Group and Executive
                                     Vice President - Agency and a Director of
                                     AIG.  Mr. Sanborn is also a director of
                                     Orion Capital Corporation, Guaranty
                                     National Corporation, Nobel Insurance
                                     Limited and HCG Lloyd's Investment Trust,
                                     and is a member of many professional
                                     associations within the insurance
                                     industry.

Arthur J. Fritz, Jr.            55   Director of the Company since December
                                     1985.  From 1972 to 1988, Mr. Fritz served
                                     as President of the Fritz Companies, a
                                     company engaged in the business of customs
                                     brokerage and freight forwarding.  Mr.
                                     Fritz is a former President of the
                                     National Customs Brokers & Forwarders
                                     Association of America.  Mr. Fritz is
                                     currently the Chairman of Logicorp Inc.,
                                     and is a director of Arkansas Best
                                     Corporation and Landstar, Inc.

Arthur L. Litman                52   Director of the Company since December
                                     1985.  From 1984 to 1991, Mr. Litman
                                     served as President of Castelazo &
                                     Associates, Inc., a company engaged in the
                                     business of customs brokerage and freight
                                     forwarding.  This firm was acquired by
                                     Tower Group International, Inc. in 1991,
                                     and from 1991 to March 1996 Mr. Litman was
                                     Vice President for the Western Region for
                                     that firm.  Mr. Litman is currently Vice
                                     President for Regulatory Affairs and
                                     Compliance


                                       4


                                      Services for Tower Group. Mr. Litman is a past President and senior counselor for the board of the National Customs Brokers
                                      & Forwarders Association of America.

CONTINUING MEMBERS

CLASS 1 (Term expires in 1997)

Albert J. Gallegos              54   Director of the Company since January
                                     1988.  Since 1986, Mr. Gallegos has been
                                     an independent consultant to the insurance
                                     industry.  From 1983 to 1986, Mr. Gallegos
                                     served as the Director of the Risk
                                     Management Division for the State of New
                                     Mexico.  From 1960 to 1983, Mr. Gallegos
                                     was employed by the New Mexico Department
                                     of Insurance and served as its Deputy
                                     Superintendent from 1979 to 1983.

Kenneth A. Bodenstein           59   Director of the Company since September
                                     1987.  Mr. Bodenstein has served as Senior
                                     Vice President and Managing Director of
                                     Duff & Phelps Financial Consulting Co., a
                                     financial services company, for more than
                                     the past five years.



CLASS 2 (Term expires in 1998)

James R. Zuhlke                 49   Mr. Zuhlke was elected Chairman of the
                                     Board on November 11, 1993.  Mr. Zuhlke
                                     has been a Director, President and Chief
                                     Executive Officer since 1985.  From 1980
                                     to 1985, Mr. Zuhlke served as an officer
                                     and Director of the Company's
                                     subsidiaries.  Prior to 1980, Mr. Zuhlke
                                     was President of Washington International
                                     Insurance Company.

Michael L. Sklar                57   Director of the company since May 1995.
                                     Mr. Sklar was a partner in the law firm of
                                     Lurie, Sklar & Simon from 1969 to 1987; of
                                     Neal, Gerber & Eisenberg from 1987 to
                                     1989; and of Keck, Mahin & Cate from 1989
                                     through March 1996.  Mr. Sklar is
                                     presently a partner in the law firm of
                                     Rudnick & Wolfe, Chicago, Illinois.  In
                                     1995, Keck, Mahin & Cate served as
                                     principal outside legal counsel to the
                                     Company.



                                       5

EXECUTIVE OFFICERS

     The following table lists all non-director executive officers of the Company. Officers are elected to serve until their successors are duly elected and qualified.


                           POSITION WITH COMPANY, BUSINESS EXPERIENCE AND OTHER
NAME                  AGE  DIRECTORSHIPS
- --------------------  ---  ----------------------------------------------------
Robert S. Kielbas     45   Mr. Kielbas is currently the Chief Executive Officer
                           of the Company's recently acquired Hong Kong
                           subsidiary.  Since 1994, Mr. Kielbas has also served
                           as Director of International Operations for
                           Intercargo Insurance Company, the Company's primary
                           U.S. subsidiary ("IIC"), and until April 1, 1996 was
                           the Managing Director for the U.K. branch office,
                           opened in April 1994 in London. From 1987 to 1994
                           Mr. Kielbas served as the Vice President-Marine of
                           IIC with responsibility for developing marine
                           business with direct shippers and alternative agency
                           arrangements.  From 1980 to October 1987, Mr.
                           Kielbas served as Regional Vice President for
                           International Advisory Services, Inc., the Company's
                           insurance agency subsidiary ("IAS"), and was
                           responsible for sales and marketing.

William G. Star       60   Mr. Star has been the Chairman and President of
                           Kingsway General Insurance Company since 1986 and of
                           Kingsway Financial Services, Inc. since 1989.
                           Kingsway General and Kingsway Financial are the
                           Company's Canadian subsidiaries.

Brian D. Freund       45   From January 1994 to August 1995, Mr. Freund served
                           as President of IAS.  From 1980 to 1993, Mr. Freund
                           was Executive Vice President of IAS.  From 1987 to
                           August 1995, Mr. Freund also served as Vice
                           President of Marketing of Intercargo Corporation.

Lawrence P. Goecking  43   Mr. Goecking has served as Chief Financial Officer,
                           Secretary, and Treasurer since December 1993.  From
                           1990 to 1993, Mr. Goecking was the Treasurer of
                           Merit Insurance Company.  Prior to 1990, Mr.
                           Goecking was a Senior Manager with KPMG Peat Marwick
                           LLP.

Gary C. Bhojwani      28   Mr. Bhojwani has been with the Company since June
                           1990.  Since August 1995, Mr. Bhojwani has served as
                           President of IAS and Vice President of Marketing for
                           Intercargo Corporation.  From January 1994 to August
                           1995, Mr. Bhojwani served as Vice President National
                           Accounts for IAS.  From January 1992 to January
                           1994, he served as Manager National Accounts for
                           IAS.  From June 1990 to January 1992, Mr. Bhojwani
                           held marketing or sales


                                 positions with IAS. Mr. Bhojwani received his MBA in Finance and Marketing from the University of Chicago in August 1995. Mr. Bhojwani received his BS in Actuarial Science from the University of Illinois in May 1990.

THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

     The Company's Board of Directors has the responsibility to review the overall operations and proposed plans and business objectives of the Company. The Board meets regularly four times each year, once each quarter. During 1995, the Board met four times. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by each committee of the Board on which such directors served.

     The Board has a standing Audit Committee and Compensation and Stock Option Committee.

     The Audit Committee recommends to the Board the appointment of the independent certified public accountants for the following year. The Audit Committee reviews with the accountants: (i) the scope of the Company's annual audit, (ii) the annual financial statements of the Company and the auditors report with respect thereto, (iii) corporate and accounting practices and policies, and (iv) overall accounting and financial controls. In addition, the Audit Committee is available to the independent auditors during the year for consultation purposes. The Committee, which reports directly to the Board, is comprised of three non-employee directors, Messrs. Sklar, Litman and Bodenstein. The Audit Committee met two times during 1995.

     The Compensation and Stock Option Committee reviews recommendations regarding overall salaries and compensation of Company officers and certain key employees and is responsible for the selection of those officers and key employees who are eligible to receive options and determines the number of options to be awarded and the period during which the options may be exercised under the terms of the Company's 1987 Non-Qualified and Incentive Stock Option Plan. This Committee also reviews the President's performance pursuant to the Executive Incentive Compensation Plan. The Compensation and Stock Option Committee reports directly to the Board and is comprised of three non-employee directors, Messrs. Litman, Fritz and Sklar. The Compensation and Stock Option Committee met two times during l995.

     All directors whose terms are not expiring serve as the ad hoc Nominating Committee of the Board for the purpose of considering nominees to the Board of Directors. The Company's by-laws set forth the required procedure for considering nominees recommended by stockholders. Director nominations by stockholders for the annual meeting must be delivered to the Company's Secretary either by personal delivery or certified mail, postage prepaid, return receipt requested, 90 days in advance of the annual meeting. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination; (b) the person or persons to be nominated; (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder which would be required to be included in a proxy or information statement filed with the Securities and Exchange Commission pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, or any successor statutes thereto, had the nominee been nominated or intended to be nominated by the Board; and (f) the manually signed consent of each nominee to serve as a Director of the Company if elected. The presiding officer of the meeting of the Stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

DIRECTORS' COMPENSATION

     The Company pays directors fees in the amount of $2,000 per meeting of the Board and $750 for any committee meeting. During 1995, all committee meetings were held in conjunction with Board meetings.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below includes, for each of the fiscal years ended December 31, 1995, 1994 and 1993, individual compensation for services to the Company and its subsidiaries paid to: (i) the Chief Executive Officer; (ii) the four other most highly paid executive officers of the Company, and (iii) an additional individual, Brian D. Freund, who was President of IAS from January 1994 to August 1995, and whose compensation otherwise would have required disclosure in the table (the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                                                             LONG TERM
                                                                            COMPENSATION       ALL OTHER
                                             ANNUAL COMPENSATION              (AWARDS)        COMPENSATION
                                    ------------------------------------    ------------      ------------
                                                                             SECURITIES
                                                                             UNDERLYING
NAME & PRINCIPAL POSITION(S)  YEAR  SALARY(1)     BONUS(1)      OTHER       OPTIONS/SARs
- ----------------------------  ----  ----------    ---------  ----------     ------------
JAMES R. ZUHLKE               1995    $270,000        -0-    $12,000(2)         10,000        $17,508(3)(4)
Chairman, President and       1994    $245,000    $12,250    $12,000(2)         20,000        $11,496(3)(4)(5)
Chief Executive Officer       1993    $245,000        -0-    $12,000(2)            -0-        $11,000(3)(4)

ROBERT S. KIELBAS             1995    $185,000        -0-   $106,086(2)(6)       5,000        $ 1,300(7)
Director, International       1994    $175,000    $ 8,750    $78,909(2)(6)         -0-        $   865(7)
Business Development          1993    $147,500        -0-        (2)               -0-            -0-
of the Company and
Vice President-Marine of
Intercargo Insurance Company

WILLIAM G. STAR               1995    $182,632    $79,183        (2)               -0-        $ 8,758(4)
Chairman and President        1994    $146,500    $71,700        (2)               -0-        $ 3,300(4)
of Kingsway Financial         1993    $153,000    $ 7,800        (2)               -0-        $ 3,500(4)
Services, Inc.

LAWRENCE P. GOECKING          1995    $115,000        -0-   $  6,000(2)         10,000        $ 2,875(8)
Chief Financial Officer,      1994    $100,000    $ 5,000        (2)             5,000        $ 1,731(8)
Secretary and Treasurer       1993         -0-        -0-        (2)               -0-            -0-

GARY J. BHOJWANI(9)           1995    $134,615    $64,241        (2)            25,000(10)    $ 1,601(11)
President of International
Advisory Services, Inc.

BRIAN D. FREUND(9)            1995    $183,751        -0-   $  7,846(2)            -0-        $ 8,758(4)
                              1994    $245,000    $12,250   $  6,000(2)            -0-        $ 2,200(4)
                              1993    $245,000        -0-        (2)               -0-            -0-


1. See "Board Compensation Committee Report on Executive Compensation" for more detailed information regarding the determination of compensation for the Named Executives.

2. Mr. Zuhlke received a cash car allowance of $12,000 in each of 1995, 1994 and 1993. Mr. Goecking received a cash car allowance of $6,000 in 1995. Mr. Freund received a cash car allowance of $7,846 in 1995 and $6,000 in 1994. The total amount of perquisites and other non-cash personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for any of the Named Executives for any year shown.

3. Includes directors fees paid to Mr. Zuhlke by the Company in the following amounts: $8,000 in 1995, $6,000 in 1994, and $7,500 in 1993.
     Mr. Zuhlke also received $750 in 1995 and $500 in 1994 for his services as a member of the Investment Committee.

4. Includes directors fees paid to each of Mr. Zuhlke and Mr. Star by Kingsway in the following amounts: $8,758 in 1995, $3,300 in 1994, and $3,500 in 1993 (in U.S. $). Directors fees of $8,758 and $2,200 were paid by Kingsway to Mr. Freund in 1995 and 1994, respectively (in U.S. $).

5. Includes the Company's matching contribution for Mr. Zuhlke to the Company's 401(K) Savings Plan in the amount of $1,696 in 1994.

6. Amount shown for 1995 includes $100,825 paid to Mr. Kielbas for cost of living and tax equalization adjustments in connection with his overseas posting to the Company's London branch office and a cash car allowance of $5,261. Amount shown for 1994 includes $70,090 paid to Mr. Kielbas for such cost of living and tax equalization adjustments and $8,819 for a leased automobile.

7. Amounts shown represent the Company's matching contribution for Mr. Kielbas to the Company's 401(K) Savings Plan in the amount of $1,300 in 1995 and $865 in 1994.

8. Amounts shown represent the Company's matching contribution for Mr. Goecking to the Company's 401(K) Savings Plan in the amount of $2,875 in 1995 and $1,731 in 1994.

9. Mr. Bhojwani became President of IAS in August 1995, and Mr. Freund resigned that position at that time.

10. Includes options to purchase 5,000 shares granted on November 10, 1995 and stock appreciation rights exercisable for cash granted on January 1 and November 20, 1995 with respect to 15,000 and 5,000 shares, respectively.

11. Amount shown represents the Company's matching contribution for Mr. Bhojwani to the Company's 401(k) Savings Plan in the amount of $1,601 in 1995.

STOCK OPTIONS

     Shown below is information on grants of non-qualified stock options and stock appreciation rights ("SARs") during the fiscal year ended December 31, 1995 to the Named Executives which are reflected in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                         Potential Realizeable Value at Assumed
                                                                        Annual Rates of Stock Price Appreciation
                    Individual Grants                                          for 7-Year Option/SAR Term
               -----------------------------                            ----------------------------------------
               Number of      % of Total
               Securities     Options/SARs     Exercise                         5%                   10%
               Underlying     Granted to       or Base                  ------------------   -------------------
               Options/SARs   Employees in     Price       Expiration   Stock      Dollar    Stock      Dollar
Name           Granted(#)     Fiscal year(1)   ($/sh)(2)   Date         Price(3)   Gains     Price(3)   Gains
- ---------      -----------    --------------   --------    ----------   --------   -------   -------    --------
Zuhlke         10,000(4)          17.9%         $13.25      11/10/02     $18.64    $53,900   $25.82     $125,700
Kielbas         5,000(4)           8.9%         $13.25      11/10/02     $18.64    $26,950   $25.82     $ 62,850
Star               --               --              --            --         --         --       --           --
Goecking       10,000(4)          17.9%         $13.25      11/10/02     $18.64    $53,900   $25.82     $125,700
Bhojwani        5,000(4)           8.9%         $13.25      11/10/02     $18.64    $26,950   $25.82     $ 62,850
               15,000(5)          26.8%         $ 8.25      01/01/99     $10.03    $26,700   $12.08     $ 57,450
                5,000(5)           8.9%         $ 9.25      11/20/99     $11.24    $ 9,950   $13.54     $ 21,450
Freund             --               --              --            --         --         --       --           --

(1)  Based on 36,000 options and 20,000 SARs granted to all employees.
(2)  Fair market value on the date of grant.
(3) The stock price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved throughout the term of the option or SAR.
(4) These Non-Qualified Stock Options ("NSO's") were issued pursuant to the Company's 1987 Non-Qualified and Incentive Stock Option Plan (the "Option Plan") and may not be exercised until they vest. These NSO's vest twenty-five percent after three years, and twenty-five percent per year thereafter. The exercise price may not be less than the fair market value of the shares subject to the option on the date of grant.
(5) 15,000 SARs were issued pursuant to a Stock Appreciation Rights Agreement dated January 1, 1995. 5,000 SARs were issued pursuant to a Stock Appreciation Rights Agreement dated November 20, 1995. The SARs under both agreements became exercisable January 1, 1996. These SARs represent the right to receive in cash the difference between the base price and the current market price on the date of exercise.

     Shown below is information with respect to options and SARs exercised in the last fiscal year and unexercised options to purchase the Company's Common Stock and SARs at year end 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


                                                  Number of
                                                  Securities         Value of
                                                  Underlying         Unexercised
                                                  Unexercised        In-the-Money
                                                  Options/SARs       Options/SARs
                                                  at 12/31/95        at 12/31/95(1)
                Shares Acquired     Value         Exercisable/       Exercisable/
Name            on Exercise(#)      Realized($)   Unexercisable(#)   Unexercisable($)
- ----            ------------------  ------------  -----------------  -----------------
Zuhlke                --                --          27,500/42,500    $100,000/$40,000
Star                  --                --               -/-                -/-
Kielbas               --                --           4,125/10,375           -/-
Goecking              --                --               -/15,000           -/$10,000
Bhojwani              --                --          30,000/5,000      $47,500/-
Freund                --                --           2,500/2,500            -/-

(1) Based on the closing sale price of $10.00 as quoted on the Nasdaq National Market on December 29, 1995.

EMPLOYMENT CONTRACTS

     In connection with the acquisition of its affiliated agency, International Advisory Services, Inc. ("IAS") in August 1993, the Company entered into Employment Agreements (the "Agreements") with Messrs. Kielbas and Freund (the "Officers"). Each of the Agreements commenced on August 25, 1993 for a period of one year and provided for automatic renewals for successive one year periods unless terminated by written notice by the Company or the Officer prior to the expiration of the initial term or any renewal period. The Agreements also provided for termination on the last day of the month in which the Company's operations cease in the event that the Company (or any successor to its assets) discontinues its operations.

     Pursuant to Mr. Freund's Agreement, which terminated in August 1995, he served as President of IAS for an annual salary of $245,000. Pursuant to Mr. Kielbas' Agreement, which terminated in January 1994, he served as Vice President - Marine and Director of International Business Development of Intercargo Insurance Company for an annual salary of $147,500. The Agreements also provided that the Officers be eligible to receive bonuses pursuant to the Company's Executive Incentive Compensation Plan, reimbursement for reasonable expenses incurred in connection with the execution of their duties, professional dues, vacation and certain employee benefits adopted by the Company. The Agreements required the Company to pay for the cost of life insurance on the lives of Messrs. Freund and Kielbas in the face amount of $200,000 and $100,000, respectively. Each of the Officers also agreed to certain restrictive covenants and a non-competition covenant for the term of the Agreements and for a period of one year thereafter.

     On January 31, 1994, the Company entered into two new employment agreements with Mr. Kielbas, one under which IIC employs him in the U.S. (the "U.S. Agreement") and one under which the U.K. branch of IIC employed him in the U.K. (the "U.K. Agreement") as Director of International Operations. The U.S. Agreement is for a two-year term with automatic renewals for additional one-year terms, and provides for a base salary of $50,000 per year. It provides for certain benefits, including life insurance and eligibility for bonuses under the Executive Incentive Compensation Plan. It also contains restrictive covenants and non-competition provisions for a period of one year after termination.

     The U.K. Agreement, which terminated March 31, 1996, was for a two-year term and provided for a base salary of L.141,000 (approximately $213,500 U.S.), subject to adjustment for certain U.K. tax liabilities. It also provided for 25 vacation days per year and return air fares from the U.S. twice per year for Mr. Kielbas and his family. IIC also guaranteed Mr. Kielbas' obligations under a loan used to purchase his U.K. residence to the extent that upon sale of the residence the sale price was less than the amount of the loan.

     Effective April 1, 1996, the U.K. Agreement was superseded by an agreement with Intercargo Insurance Company H.K. Limited, the Company's Hong Kong subsidiary, (the "H.K. Agreement") under which Mr. Kielbas currently serves as Chief Executive Officer and President of the Hong Kong subsidiary. The H.K. Agreement is for a term of two years and provides for a base salary to be paid in Hong Kong dollars at the rate of HK $1,500,000 per year (approximately $193,950 U.S.). It does not provide for reimbursement to Mr. Kielbas for Hong Kong taxes, but does provide for a furnished apartment. Mr. Kielbas is to pay the cost of the apartment in excess of HK $60,000 (approximately $7,758 U.S.) per month. The H.K. Agreement also provides for 25 vacation days per year and return air fares from the U.S. twice per year for Mr. Kielbas and his family.

     In addition, the Company entered into an employment agreement (the "Employment Agreement") with its Chief Financial Officer, Lawrence P. Goecking. The Employment Agreement commenced on January 1, 1994 for a period of one year and continues on a semi-annual basis unless otherwise terminated due to Mr. Goecking's death or disability or by the Company for "cause," as defined in the Employment Agreement. The Employment Agreement provides for a base salary of $100,000, subject to increases during subsequent renewal terms. Mr. Goecking is also eligible to receive bonuses pursuant to the Company's Executive Incentive Compensation Plan, vacations with pay in accordance with the Company's regular vacation policy, and reimbursement for reasonable expenses incurred in the performance of his duties. Additionally, Mr. Goecking is entitled to participate in all employee benefit plans maintained by the Company and has agreed to certain restrictive covenants and to a non-competition covenant during the term of the Employment Agreement and for a period of two years thereafter.

OFFICER LOANS

     IAS has provided loans to certain of its officers which loans are evidenced by promissory notes dated August 25, 1993 bearing interest at a rate equal to the prime lending rate plus 1%, as determined from time to time. Notes issued by the Named Executives were in the following principal amounts:
Mr. Zuhlke, $96,110 and Mr. Freund, $111,110. The approximate outstanding balances of these loans as of March 29, 1996 are as follows: Mr. Zuhlke, $38,444 and Mr. Freund, $58,555.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Sklar, a member of the Compensation Committee, is a former partner of Keck, Mahin & Cate, the principal law firm engaged by the Company in 1995. Mr. Zuhlke, who is Chairman of the Board, President and Chief Executive Officer of the Company, administers the determination of the bonuses for the other Named Executives under the Executive Incentive Compensation Plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of three non-employee directors:
Messrs. Litman, Fritz and Sklar. At the time that performance goals and other compensation criteria were set relating to 1995 compensation for executive officers, Mr. Sklar was not a member of the Compensation Committee. At the request of the Compensation Committee, Mr. Sanborn participated in the compensation deliberations for 1995, and Mr. Zuhlke participated in such deliberations with respect to officers other than himself. The 1995 compensation for the executive officers (including the Named Executives other than Messrs. Star, Bhojwani and Freund) is comprised of the following components:

     -    Base Salary;

     - Annual incentive compensation (i.e. bonus) based on individual performance and Company performance pursuant to the Executive Incentive Compensation Plan (the "Incentive Plan"); and

     - Long term incentive compensation in the form of stock options granted pursuant to the 1987 Non-Qualified Incentive Stock Option Plan (the "Option Plan").


     Mr. Star's salary was set by the board of directors of Kingsway Financial Services, Inc., the Company's Canadian subsidiary, and was approved by the Board of Directors of the Company. For 1995, Kingsway adopted an incentive bonus plan similar to the Incentive Plan with the formula tied to the operations of Kingsway. The bonus paid to Mr. Star for 1995 was determined by the Kingsway board of directors pursuant to such plan.

     The amount of Mr. Freund's 1995 compensation was determined pursuant to his employment agreement. The amount of Mr. Bhojwani's 1995 compensation was determined by IAS. The bonus paid to Mr. Bhojwani for 1995 was determined based upon sales of the National Accounts unit of IAS, for which he served as Vice President from 1994 to August 1995. Stock appreciation rights were granted to Mr. Bhojwani based upon his obtaining certain targeted accounts.

     Based on recommendations of the President, the Compensation Committee set the 1995 base salaries of all officers (other than the President and Messrs. Star, Bhojwani and Freund). The Compensation Committee set the 1995 base salary of the President. Factors considered in the setting of salaries include historical salary levels and salary levels at comparable companies contained in the Firemark Insurance Executive 1994 Compensation Study (the "Firemark Study"). After approval by the Compensation Committee, salaries are approved by the Board of Directors.

     With respect to the President, the Compensation Committee determined that the President's base salary for 1995 should be set at $270,000, based primarily on the Firemark Study.

     Bonuses for all officers are determined pursuant to the Incentive Plan, which directly links executive compensation with Company performance. The Incentive Plan creates a bonus fund based on a percentage of the aggregate base salaries of all eligible employees. The percentage is determined pursuant to a sliding scale based on the return on equity ("ROE") of the Company and is measured against the equity at the beginning of the bonus year.

     The Incentive Plan provides a formula for the determination of bonus amounts which in all cases includes ROE as one measurement. Other measurements include departmental goals (for underwriters and salespeople) and intangible or qualitative objectives. The weight given to each measurement varies with the position of the individual.

     ROE is assigned a 70% weight factor for the President, a 30% weight factor for insurance underwriters and salespeople, and a 50% weight factor for the Chief Financial Officer. Intangibles are assigned a 30% weight factor for the President, a 20% factor for insurance underwriters and salespeople, and a 50% weight factor for the Chief Financial Officer. Departmental goals are assigned a 50% weight factor and only apply to insurance underwriters and salespeople. The weight factors which apply to intangibles and departmental goals are further multiplied by a performance factor which reflects the level of achievement of pre-set goals. Intangible goals, as well as what constitutes their fulfillment, are set each year by the President and the individual officer. Departmental goals are set by the President. The goals of the President are set by the Compensation Committee, and the Committee determines the degree to which the President has fulfilled those goals.

     The available bonus fund is allocated among the eligible employees according to the attainment of specific performance goals and application of the ROE factor. Each individual's bonus is subject to a limit equal to the percentage of base salary established by the ROE factor. Accordingly, the total bonus of each Named Executive is limited to his base salary multiplied by the maximum bonus percentage established by the ROE.

     The 1987 Non-Qualified Incentive Stock Option Plan (the "Option Plan") also links individual compensation to Company performance. As the exercise price of the options granted under the Option Plan may not be less than fair market value at the date of the grant, the Named Executives have incentive to enhance Company performance as measured by the price of the Company's Common Stock. In granting options to Named Executives, the Compensation Committee considers the recommendations of the President as well as the number of options already held by each person. With respect to all grantees and in view of the relatively low Common Stock price levels, the Compensation Committee felt that it was important to provide an incentive for future performance. With respect to options granted to the President, the Compensation Committee considered the number of options held by the President as well as the overall purpose to provide a performance incentive.

     Effective January 1, 1994, the allowable deduction for federal income tax purposes of compensation paid by the Company to the Named Executives is $1,000,000 per executive per year. This limitation does not apply to compensation that is based upon the attainment of performance goals or paid pursuant to a written contract that was in effect on February 17, 1993. These limitations have not affected the Company's ability to deduct all taxable compensation paid to its Named Executives and is not expected to affect these deductions in the foreseeable future.

     Based on the parameters of the Incentive Plan and at the discretion of the Committee, no bonuses were awarded for 1995 performance pursuant to the Incentive Plan. Accordingly, no bonuses were paid for 1995 to Messrs. Zuhlke, Kielbas or Goecking.

                                             Arthur J. Fritz, Jr.
                                             Arthur L. Litman
                                             Michael L. Sklar

TOTAL RETURN COMPARISON

     The following graph sets forth a five-year comparison of cumulative total returns for: (i) the Company; (ii) the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies); and
(iii) a Peer Group selected by the Company (the "Peer Group").

     All returns were calculated assuming dividend reinvestment. The returns of each company in the Peer Group have been weighted according to market capitalization.

     The Peer Group consists of the following companies: AmWest Insurance Group, Inc.; Avemco Corp.; NYMAGIC, Inc.; HCC Insurance Holdings, Inc.; and Navigators Group, Inc.


                       [PERFORMANCE GRAPH APPEARS HERE]



CRSP TOTAL RETURNS INDEX:    12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95
- ------------------------     ----------------------------------------------------------
INTERCARGO CORPORATION       100.000   315.789   275.547   252.279   180.999   223.525
NASDAQ STOCK MARKET          100.000   160.546   186.849   214.491   209.663   296.564
Peer Group                   100.000   147.286   125.274   122.944    91.983   118.025


    COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership of the Common Stock and reports of changes in such ownership.

     Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates during 1995. To the Company's knowledge, based solely upon a review of copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1995, all of these filings were satisfied except that Messrs. Gary C. Bhojwani and Michael L. Sklar each filed one late Form 3 reporting their initial beneficial ownership of shares, and Messrs. Kenneth A. Bodenstein and Arthur L. Litman each filed one late Form 5 reporting the grant of stock options to purchase 1,000 shares each in August 1995.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements for the year ended December 31, 1995 were examined by KPMG Peat Marwick LLP, independent certified public accountants. The independent public accountants are normally selected at the fourth quarter meeting of the Board of Directors. KPMG Peat Marwick LLP was selected as independent certified public accountants for the Company for fiscal 1995 at the fourth quarter 1995 meeting of the Board of Directors. A representative of KPMG Peat Marwick LLP is expected to attend the annual meeting with an opportunity to make an appropriate statement if he desires to do so and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 1997 Annual Meeting of Stockholders, the proposal must be received by the Company no later than December 20, 1996. No stockholder proposals have been received in connection with the 1995 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone (but will not be specifically compensated therefore).

By order of the Board of Directors.




Lawrence P. Goecking
Secretary



Schaumburg, Illinois
April 19, 1996

PROXY                       INTERCARGO CORPORATION                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 17, 1996

     The undersigned hereby acknowledges receipt of Notice of Annual Meeting of Stockholders to be held May 17, 1996 and hereby appoints James R. Zuhlke and Lawrence P. Goecking, or either of them (with power of substitution in each) the proxy or proxies of the undersigned to vote as designated below, all shares of Intercargo Corporation Common Stock held of record by the undersigned on March 29, 1996 at the annual meeting to be held at 1450 East American Lane, Conference Room B, Schaumburg, Illinois, 60173 on May 17, 1996 at 10:00 a.m. Central Daylight Saving Time, or at any adjournment thereof.

     THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND IN THE ABSENCE OF SUCH INSTRUCTIONS SHALL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES DESCRIBED IN PROPOSAL 1. IF OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)



                                                       INTERCARGO CORPORATION
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                                                                                 ]


                                                        FOR    WITHHOLD    FOR ALL Except Nominee(s) written below
1. ELECTION OF CLASS 3 DIRECTORS--                      / /      / /         / /
   Nominees: Robert B. Sanborn, Arthur J. Fritz, Jr.,                             ________________________________________________
   and Arthur L. Litman

                                                                                  2. In their discretion, the Proxies are authorized
                                                                                     to vote upon such other business as may
                                                                                     properly come before the meeting.



                                                                                               Dated:________________________, 1996

                                                                                  Signature(s)_____________________________________

                                                                                  _________________________________________________
                                                                                  Please sign exactly as your name(s) appears
                                                                                  hereon. Joint owners should each sign personally.
                                                                                  If signing in fiduciary or representative
                                                                                  capacity, give full title as such. If a
                                                                                  corporation, please sign in full corporate name
                                                                                  by president or other authorized officer. If a
                                                                                  partnership, please sign in partnership name by
                                                                                  authorized person.